Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2010, relating to the financial statements and financial statement schedule of AK Steel Holding Corporation, and the effectiveness of AK Steel Holding Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AK Steel Holding Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
August 5, 2010